Exhibit 21.1

List of Subsidiaries

Subsidiaries	Place of Incorporation
AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C	United Arab Emirates
Hunter International Travel & Tourism L.L.C	United Arab Emirates
Multiple Events	United Arab Emirates